GWRS Global Water Resources, Inc.
Quarter Ended March 31, 2023 Results
Conference Call May 3, 2023 at 1:00 p.m. EST

OPERATOR:
Greetings ladies and gentlemen. Thank you for standing by. Welcome to the Global Water Resources, Inc. 2023 first quarter conference call.
At this time all participants are in a listen-only mode. Following the presentation, we will conduct a question and answer session. Instructions will be provided at that time for you to queue up for questions. If anyone has any difficulties hearing the conference, please press star-zero for operator assistance at any time.
I would like to remind everyone that this call is being recorded on May 3rd, 2023 at 1 p.m. Eastern Time.
I would now like to turn the conference over to Joanne Ellsworth, Executive Vice President Corporate Affairs. Please go ahead.

JOANNE ELLSWORTH
Welcome everyone and thank you for joining us on today’s call. Yesterday we issued our 2023 first quarter financial results by press release, a copy of which is available on our website at www.gwresources.com.
Speaking today is Ron Fleming, President and Chief Executive Officer, Mike Liebman, Chief Financial Officer and Chris Krygier, Chief Operating Officer.
Ron will summarize the key operational events of the quarter, Mike will review the financial results for the first quarter and Chris will review strategic initiatives and Arizona Corporation Commission activity for the quarter.
Ron, Mike and Chris will be available for questions at the end of the call.
Before we begin, I would like to remind you that certain information presented today may include forward-looking statements. Such statements reflect the Company’s current expectations, estimates, projections, and assumptions regarding future events. These forward-looking statements involve a number of assumptions, risks, uncertainties, estimates, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof, and are not guarantees of future performance. For additional information regarding factors that may affect future results, please read the sections “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included within our latest Form 10-Q filed with the SEC. Such filings are available at www.sec.gov.
Certain non-GAAP measures may be included within today’s call. For a reconciliation of these measures to the comparable GAAP financial measures, please see the tables included in yesterday’s earnings release, which is available on our website.
I will now turn the call over to Mr. Fleming.

RON FLEMING
Thank you, Joanne. Good morning everyone and thank you for joining us today. We are very pleased to report the results for the first quarter of 2023.

In short, 2023 is off to a great start and will be another incredible year for Global Water as we continued to advance our mission of growing and aggregating water and wastewater utilities so that our customers can realize the benefits of consolidation, regionalization, and environmental stewardship in the face of water scarcity, challenging regulations, and aging infrastructure.

•Total active service connections increased 8.7% to 59,809 at March 31, 2023, up from 55,012 twelve months prior.
•Included in these numbers is the acquisition of Farmers Water Company that closed in February of 2023. The acquisition added a total of 3,335 active water service connections and approximately 21.5 square miles of Certificate of Convenience and Necessity service area in the Town of Sahuarita and the surrounding unincorporated area of Pima County.

•This acquisition has increased Global Water’s total active water service connections in Pima County to nearly 5,000.
•We invested $6.5M million into infrastructure improvements in existing utilities to provide safe, reliable service, and focused on increasing revenues, reducing expenses, and building rate base.
•And finally, with safety and compliance being our top mandate, we are very proud of our ongoing safety and compliance records. For the quarter, we had zero significant compliance events, and no preventable OSHA reportable events, continuing our streaks from 2022 and prior. In fact, this means we have now surpassed 6 year and 3 months without a significant compliance event, and have now gone over 1040 days since our last preventable OSHA reportable event.
•I want to pause, highlight, and thank the team here at Global Water whose exceptional performance allows me to provide such wonderful updates for our company.

Now, I want to discuss organic customer growth, and what is going on in our core utilities, further.

•Despite the local and national slow down, development and housing activity does continue in metro Phoenix and our service areas. In 2022, metro Phoenix did experience a 23% reduction in single family home building permits over the same period in 2021. But this was still nearly 25,000 single-family building permits.

•In Maricopa, our largest utilities, we also saw a slow-down, but the City still issued 1,157 permits in 2022. Now, year to date through April, we have seen 259 permits in Maricopa, which is more than the 245 permits we saw the entire last 6 months of last year. So we are seeing an up-tick from last year’s numbers.

•With that said on housing, the booming economy and net in-migration that Arizona continues to realize requires more and more places for people to live, work and play. That is why large scale multi-family housing, commercial, and recreational projects continue to accelerate at an extremely high pace in metro-Phoenix and in our service areas, with a record number of multi-family units being constructed in the City of Maricopa.

•Additionally, the Industrial manufacturing boom also continues, with 2022 being the single best year for Arizona all time from an industrial economic development investment perspective. This seems to be continuing into 2023. Because of this, we continue to make excellent progress on the engineering, permitting and construction of new service areas including for the Inland Port Arizona, where Nikola Motor Corp facility is being expanded, and where Procter and Gamble acquired land.

•Based on all of these trends, we believe that in the years to come we will continue to see considerable large-scale commercial, multi-family housing and industrial growth, in addition to the return of strong organic housing growth.

•Putting all these elements together, Global Water remains well positioned.

I will now turn the call over to Mike for financial highlights.
MIKE LIEBMAN
Thanks Ron. Hello everyone.
Total Revenue for the first quarter of 2023 was $13.1 million which was up $3.1 million or 30.9% compared to Q1-2022. This increase is primarily driven by the recognition of revenue under infrastructure coordination and financing agreements also know as ICFA’s. A more fulsome explanation of ICFA's can be found in our quarterly and annual filings. However, just for some background, ICFA's are agreements we entered into with developers and homebuilders whereby Global Water provides services to plan, coordinate, and finance the water and wastewater infrastructure that would otherwise be required to be performed or subcontracted by the developer or homebuilder. And we expanded the capacity for our wastewater plant in the City of Maricopa during the quarter which allowed us to recognize deferred revenue as we met all of our contractual obligations under certain ICFA agreements.
Water and Wastewater Revenue (which excludes ICFA revenue) for Q1-2023 increased $0.8 million or 8.3% compared to Q1-2022. This increase was driven by the increased rates approved in our last rate case, organic connection growth, and the acquisition of Farmer’s Water Company.

Operating Expenses for Q1-2023 were $9.4 million compared to $8.7 million in Q1-2022. This is an increase of $0.7 million or 7.9%. Notable changes in Operating Expenses included:
•~$312,000 Increase in Depreciation and Amortization expense tied to our capital expenditure program
•Operating and Maintenance costs increased by $246,000 which was primarily associated increased personnel costs combined with increased expenses as the company continues to grow and manage inflation.
•G&A expense also increased by ~$128,000
Now to discuss Other Expense. Other expense for Q1-2023 was $446,000 compared to $131,000 in Q1-2022. The $315,000 increase was primarily due to the lower income associated with Buckeye growth premium partially offset by lower interest expense due to higher capitalized interest costs.
Turning to Net Income, Global Water had net income of $2.5 million in Q1-2023. This was a $1.6 million or 177% increase compared to Q1-2022 and equated to $0.10 cents per diluted share.

Now to talk about Adjusted EBITDA, which adjusts for non-recurring items such as ICFA revenue as well as non-cash items such as restricted stock expense. Adjusted EBITDA was $4.9 million in Q1-2023, a decrease of ~$292,000 (or 5.7%) compared to Q1-2022 and can be directly tied to the reduced income from the Buckeye growth premium payments which were $648k less in Q1-2023 compared to Q1-2022.

As in the past, I’d like to briefly touch on inflation. While we have been able to manage expenses quite well given the inflation situation, we do expect to see some increases in future periods primarily related to personnel costs. Additionally, as you would expect we have experienced an increase in capital costs as a direct result of inflation.

This concludes our update on the first quarter 2023 financial results. I’ll now pass the call to Chris to review our strategic initiatives and Arizona Corporation Commission activity for the quarter.

CHRIS KRYGIER
Thanks Mike. Hello everyone.
On the acquisition and growth front, we don’t have any specifics acquisitions to announce at this time, however we continue exploring a number of different opportunities that may be good strategic fits for our company.

On the Arizona Corporation Commission front, we are in the early stages of planning several filings to continue ensuring safe, reliable service to our customers. We will provide more detail in future calls.

This concludes the update on Arizona Corporation Commission activity and strategic initiatives for the quarter. I’ll now pass the call back to Ron.
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RON
Thank you, Chris.
As we are still experiencing rapid growth while also handling challenging times on the macro-economic front, Global Water continues to focus on year over year improvements across the company that will benefit long term value creation. As we execute our growth plan, we intend to remain at the forefront of the water management industry and advance our mission of achieving efficiency and consolidation. We truly believe that expanding our Total Water Management platform and applying our expertise throughout our regional service areas and to new utilities will be beneficial to all stakeholders involved. We appreciate your investment in and support of us as we grow Global Water to address important utility, water resource, and economic development issues in Arizona, and potentially beyond.

That highlight concludes our prepared remarks. Thank you. We are now available to answer your questions.

[AFTER Q&A session complete]

RON
Thank you, operator.
I would like to thank all those participating in this call for your interest in Global Water Resources. Thanks and we look forward to speaking with you again.